As filed with the Securities and Exchange Commission on November 13, 2013

Registration No. 333-159404

Registration No. 333-141869

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-159404

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-141869

NYSE EURONEXT

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-5110848
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

11 Wall Street New York, New York	10005
(Address of Principal Executive Offices)	(Zip code)

NYSE Euronext Omnibus Incentive Plan

NYSE Euronext 2006 Stock Incentive Plan (formerly the NYSE Group, Inc. 2006 Stock Incentive Plan)

Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan

Archipelago Holdings 2004 Stock Incentive Plan

(Full title of the Plan)

John K. Halvey, Esq.

General Counsel and Group Executive Vice President

NYSE Euronext

11 Wall Street

New York, New York 10005

(212) 656-3000

(Name and Address of Agent For Service)

Please Send Copies of Communications to:

David C. Karp, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment to Form S-8 relates to the following Registration Statements of NYSE Euronext, a Delaware corporation (the “Registrant”), on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-159404, filed with the Securities and Exchange Commission (the “Commission”) on May 21, 2009, registering the offer and sale of 9,000,000 shares of common stock, par value $0.01 per share, of the Registrant (“Common Stock”) issuable pursuant to the NYSE Euronext Omnibus Incentive Plan (the “Omnibus Plan”), and such additional shares of Common Stock as may be issuable pursuant to the Omnibus Plan to prevent dilution as a result of stock dividends, stock splits, recapitalizations or other similar events; and

•	Registration Statement No. 333-141869, filed with the Commission on April 4, 2007, registering the offer and sale of 12,425,474 shares of Common Stock issuable pursuant to the NYSE Group, Inc. 2006 Stock Incentive Plan (formerly the NYSE Group, Inc. 2006 Stock Incentive Plan), the Archipelago Holdings, L.L.C. 2000 Long-Term Incentive Plan, the Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan, the Archipelago Holdings 2004 Stock Incentive Plan, the Stichting SBF Option Plan, the Euronext 2001 Stock Option Plan, the Euronext 2002 Stock Option Plan, the Euronext 2004 Stock Option Plan, the Euronext N.V. Executive Incentive Plan, the Euronext N.V. All Employee Share Purchase and Match Plan 2006, the Euronext N.V. HM Revenue and Customs Approved Share Incentive Plan 2006 and the Euronext N.V. Share Purchase and Match French Plan (collectively, the “Plans”), as well as (i) such additional shares of Common Stock as may be required pursuant to the anti-dilution provisions of the Plans, (ii) any additional shares of Common Stock which become issuable under the Plans by reason of any of stock dividend, stock split, recapitalization or other similar event or as otherwise provided for in the Plans and (iii) an indeterminate number of shares of Common Stock to be offered or sold pursuant to the Plans.

On November 13, 2013, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of March 19, 2013, by and among the Registrant, IntercontinentalExchange, Inc., IntercontinentalExchange Group, Inc. (“ICE Group”), Braves Merger Sub, Inc. and NYSE Euronext Holdings LLC (formerly known as Baseball Merger Sub, LLC) (“NYSE Euronext Holdings”), the Registrant was merged with and into NYSE Euronext Holdings, with NYSE Euronext Holdings surviving as a wholly-owned subsidiary of ICE Group (the “Merger”). In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statements.

This Post-Effective Amendment to the Registration Statements is being filed solely for the purpose of deregistering any and all securities registered under the Registration Statements that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 13, 2013.

NYSE EURONEXT HOLDINGS LLC
as successor by merger to NYSE Euronext

By:	/s/ JOHNATHAN H. SHORT
Name:	Johnathan H. Short
Title:	Manager

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 of the Securities Act.